Exhibit 4.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TII NETWORK TECHNOLOGIES, INC.

It is hereby certified that:

1.         The name of the corporation (hereinafter called the “Corporation”) is TII NETWORK TECHNOLOGIES, INC.

2.         The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

“1:	The name of the corporation is: Tii Network Technologies, Inc.”

3.         The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.         The effective time of the amendment herein certified shall be 12:01 a.m. on June 1, 2009.

Signed on May 15, 2009.

/s/ Kenneth A. Paladino

Kenneth A. Paladino,

President